Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-228973 on Form S-4, Registration Statement Nos. 333- 230675, 333-256435 and 333-263437 on Form S-8, and Registration Statement Nos. 333-254450 and 333-254448 on Form S-3 of our reports dated March 1, 2022 (November 9, 2022 as to Note 22 to the financial statements and as to the effects of the material weaknesses in internal control over financial reporting), relating to the financial statements of Bally’s Corporation and the effectiveness of Bally’s Corporation’s internal control over financial reporting appearing in this Annual Report on Form 10-KA for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

Stamford, CT
November 9, 2022